Exhibit 10.67

Agreement No.: GEE21-013

Certain identified information marked with “[***]” has been omitted from this document because it is both (i) not material and (ii) the type that the registrant treats as private or confidential

TOOLING AND EQUIPMENT AGREEMENT

Dated 12-10-2021

by and among

Polestar Automotive China Distribution Co., Ltd., Reg. No. 91510112MA6D05KT88, a corporation organized and existing under the laws of China (the “Polestar”); and

Ningbo Hangzhou Bay Geely Automotive Parts Co., Ltd., Reg. No.91330201MA2CHD0427, a limited liability company incorporated under the laws of People´s Republic of China (“Geely”).

Polestar, Geely are hereinafter jointly referred to as the “Parties” and individually as a “Party”.

1. BACKGROUND

1.1 Geely or its affiliates agree to provide manufacturing OEM services for Polestar vehicle (“[***] Project”). The production of Polestar vehicle (“[***] Project”) requires certain unique equipment and inhouse tooling and launch cost.

1.2 The purpose of this Tooling and Equipment Agreement (the “Agreement”) is to (i) serve as a binding commitment for Polestar to the scope set out in this Agreement and (ii) confirm both Parties’ intention to enter into a more detailed agreement for production of Polestar vehicle (“[***] Project”) not later than one year before start of production.

1.3 The Parties have agreed that the ownership of the Investment Types as defined in section 3.1.1.1 and 3.1.1.3 shall, once the ownership of the Investment Types has passed from the supplier to Geely, be transferred to Polestar, subject to Polestar paying Geely the acquisition price described in this Agreement.

2. DEFINITIONS

For the purpose of these General Terms, the following terms shall have the meanings assigned to them below. All capitalized terms in singular in the list of definitions shall have the same meaning in plural and vice versa. Any capitalized terms used, but not specifically defined below in this Section 2, shall have the meaning ascribed to them in this Agreement.

“Steering Committee” is defined in Section 9.1.3

Agreement No.: GEE21-013

“Strategic Board” is defined in Section 9.1.4

“FDJ” means Final Data Judgment gate

“VP” means Verification Prototype gate

“TT” means Tooling Trial

“Job1” means Job1 milestone

“SOP” means Start of Production

“FSR” means Final Status Report milestone

3. AGREED INVESTMENTS

3.1 Definition of Investment Types

3.1.1 Unique equipment and inhouse tooling

Unique equipment and inhouse tooling means tools, facilities, fixtures and/or production lines, that are related to the Polestar vehicle (“[***] Project”) process usage as further defined in section 3.1.1.1, 3.1.1.2 and 3.1.1.3

3.1.1.1 Unique equipment means newly added equipment owned by Polestar (subject to the fulfillment of section 3.3.3) that cannot be, or is not expected to be, re-used without modifications for another product. Some typical examples of unique equipment are a Polestar vehicle (“[***] Project”) designed gripper, a shaped fixture, a gauging tool or any duplicated or unique manufacturing process aimed to only produce Polestar branded vehicles.

3.1.1.2 Unique equipment also includes modification of already existing equipment owned by Geely at the manufacturing site that will be modified for manufacturing of Polestar [***] after the modification. That includes also re-arrangement of existing facilities for the sole purpose to produce the Polestar vehicle (“[***] Project”). For avoidance of doubt, such modification of the Unique equipment shall not change the ownership hereof, which shall be owned by Geely.

3.1.1.3 Unique inhouse tooling to be owned by Polestar (subject to the fulfillment of section 3.3.3), specifically for steel die and plastic mold, means unique inhouse tooling, that are related to the Polestar vehicle (“[***] Project”) usage only. Unique tooling cannot be, or is not expected to be, re-used without modifications for another product.

3.2 Launch cost means costs incurred up until FSR (Final Status Report) of the Polestar vehicle to support all phases of the launch process of the Polestar vehicle (“[***] Project”) usage only, including pre-production vehicles, plant manpower to support the launch, launch team facilities and all activities to ensure a quality launch.

Agreement No.: GEE21-013

3.3 Agreed Investment

3.3.1 Subject to the terms of this Agreement, both Parties commit to certain investments necessary to manufacture Polestar vehicle (“[***] Project”) by Geely prior to the Parties entering into the definitive Manufacturing Agreement.

3.3.2 Geely acknowledges that the Investment Types shall remain at its current location after the sales of the Investment Types from Geely to the Polestar is completed, unless otherwise agreed between the Parties. In the light of the foregoing, the Parties agree that the Investment Types shall be deemed delivered once Polestar has paid the full price for the Investment Types in accordance with what is set out in Section 4 and Section 3 below upon the Effective Date of this Agreement and Geely shall thus be responsible for any loss and damage of the tooling from the date hereof.

3.3.3 The Parties further agree that the ownership of the Investment Types shall be transferred from Geely to Polestar with the exception stipulated in 3.1.1.2, (i) after ownership of the relevant Investment Types has passed from the supplier of the relevant Investment Types to Geely and (ii) once Polestar has paid the full price for the Investment Types in accordance with what is set out in Section 4 and section 3.5.2 below.

3.4 Agreed investment levels

3.4.1 The total price for the purchase of the Unique Inhouse tooling and equipment (Investment types defined in Section 3.1.1.1, 3.1.1.2 and 3.1.1.3) amounts to [***]

3.4.2 The total price for launch costs (as defined in Section 3.2) amounts to [***]

3.5 Pricing

3.5.1 Both Parties agree that Geely shall start to purchase unique equipment, unique inhouse tooling and start to spend the launch cost in accordance with Appendix 1.

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3.5.2. Price for the unique inhouse tooling, unique equipment, and launch cost related to the Polestar vehicle (“[***] Project”) will be based on arm’s length pricing.3.5.3 The price for Inhouse tooling and equipment shall be invoiced to Purchaser upon Purchaser’s approval of the Milestone (the below dates not being considered payment dates but the dates when the Milestones shall be ready for approval) described as follows.

Agreement No.: GEE21-013

[***]

The price for launch cost shall be invoiced to Purchaser upon Purchaser’s approval of the Milestone (the below dates not being considered payment dates but the dates when the Milestones shall be ready for approval) described as follows.

[***]

4. INVOICING AND PAYMENT TERMS

4.1 All amounts and payments referred to in this Agreement shall be paid in RMB, in a timely manner and in accordance with the payment terms set forth in this Section 3 by bank transfer.

4.2 All amounts referred to in this Agreement are exclusive of VAT, and any other taxes, including but not limited to withholding tax and surcharges. For avoidance of doubt, Polestar shall bear the VAT and surcharges.

4.3 The costs for the Agreed Investments shall be invoiced according to the payment schedule set forth in 3.5.3.

4.4 In order for Polestar to fulfill insurance and accounting requirements, Geely will provide a detailed tooling and equipment list (“Final Tooling & Equipment List”) with price per unit to Polestar after Job1 China.

4.5 Any amount invoiced by Geely to Polestar shall be paid by Polestar within forty-five (45) days after receipt.

4.6 With respect to any payment made later than the due date, such will automatically be subject to interest for late payments for each day it is not paid. The interest rate to be applied under this Agreement shall be based on the one-month applicable interbank rate, with an addition of two per cent (2%) per annum.

4.7 Each of the Parties shall be responsible for its own respective costs and expenses involved in its efforts to negotiate, conclude and fulfil this Agreement and its Supplementary Agreement (if any). None of the Parties will have any right to any reimbursement, payment or compensation of any kind from the other, except for proven damages following a breach of this Agreement.

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5. RIGHT TO CLAIM AGAINST SUPPLIER

5.1 The supplier of the Investment types defined in 3.1.1.1 and 3.1.1.3 shall assume the liabilities and obligations in relation to the warranty of the Unique equipment and inhouse tooling. Geely hereby assigns to Polestar, and Polestar hereby acknowledge and accept, the right to claim against any supplier for defect, non-conformity, negligence or fault in connection with the design or manufacture of any Unique equipment and inhouse tooling, environmental damage, spill, discharge or emission of hazardous wastes or substances caused by a defect or contractual nonconformity of any Unique equipment and inhouse tooling and infringement of any Intellectual Property Right relating to the Unique equipment and inhouse tooling further agrees not to submit any such claims against Geely; instead, any and all such claims shall be raised to the relevant supplier directly.

5.2 The Parties may agree that Geely can act on behalf of Polestar in handling claims towards the suppliers in accordance with section 5.1.

6. WARRANTIES

6.1 Each Party warrants and represents to the other Party that: it is duly organized, validly existing, and in good standing under the laws of its respective jurisdiction of incorporation or formation, as applicable;

a)	it has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

b)

the execution, delivery and performance of this Agreement have been duly authorized and approved, with such authorization and approval in full force and effect, and do not and will not (i) violate any laws or regulations applicable to it or (ii) violate its organization documents or any agreement to which it is a party; and

c)	this Agreement is a legal and binding obligation of it, enforceable against it in accordance with its terms.

6.2 The Parties acknowledge that the Investment Types are provided and sold on an “as is” basis without any warranties or representations of any kind, whether implied or express. Geely takes no responsibility and expressly disclaims any and all liability and claims of any kind in case of errors or defects in the Investment Types as well as any damage caused as a result of or in relation to the use of the Investment Types.

7. LIMITATION OF LIABILITY

7.1 If a Party is in breach of any of its obligations under this Agreement, the breaching Party shall indemnify and hold the other Party harmless against any and all actual and direct damages, losses, costs, expenses, liabilities or claims suffered or incurred by the non-breaching Party as a result of the breach.

7.2 Neither Party shall be responsible for any indirect, incidental or consequential damage or any losses of production or profit caused by it under this Agreement.

Agreement No.: GEE21-013

7.3 Each Party’s aggregate liability for any damage arising out of or in connection with this Agreement shall be limited to 30% of the total amount set out in section 3.4.

7.4. The limitations of liability shall not apply in respect of damage;

a)	caused by willful misconduct or gross negligence; or

b)	caused by a Party’s breach the confidentiality undertakings in section 10 below.

8. TERMINATION

8.1 This Agreement shall become effective when signed by duly authorized signatories of each Party and shall, unless terminated in accordance with this Section 8 below, remain in full force until the agreed fees are paid.

8.2 Either Party shall be entitled to terminate this Agreement with immediate effect in the event:

(a)

the other Party commits a material breach of the terms of this Agreement, which has not been remedied within 30 calendar days from written notice from the other Party to remedy such breach (if capable of being remedied);

(b)

if the other Party should become insolvent or enter into negotiations on composition with its creditors or a petition in bankruptcy should be filed by it or it should make an assignment for the benefit of its creditors.

8.3 If either the License agreement or Service agreement is terminated, or otherwise mutually agreed by both parties, Polestar shall be entitled to terminate the Agreement for convenience upon 30 days written notice to Geely. In such event, Geely shall, upon request from Polestar, promptly make available any and all parts of the Investment Types which have been finalised on the effective date of the cancellation.

8.4 In the event Polestar cancels the order on Investment Types or terminates the Agreement according to section 8, provided that Geely does not commit a material breach of the terms of this Agreement, the invoiced amount from Geely shall correspond to all related costs for the Investment Types which cannot be mitigated by Geely, incurred up, including but not limited to the cost of investment and operation, labor cost and material input, supplier’s cost and claim, etc. until and including the effective date of the cancellation or termination and any other reasonable proven costs the order of Investment Types has incurred.

8.5 After EOP (End of Production), Polestar shall properly dispose all unique inhouse tooling and equipment which are owned by Polestar. If the above mentioned unique inhouse tooling and equipment remain in the site of Geely, Polestar shall bear all the storage cost and related fees which will be further agreed by both parties in Manufacturing Agreement.

Agreement No.: GEE21-013

9. GOVERNANCE AND CHANGE

9.1 Governance

9.1.1 The Parties shall act in good faith in all matters and shall at all times co-operate in respect of changes to this Agreement as well as issues and/or disputes arising under this Agreement.

9.1.2 The governance and co-operation between the Parties in respect of this Agreement shall primarily be administered on an operational level. In the event the Parties on an operational level cannot agree upon the aspects relating to the co-operation between the Parties, each Party shall be entitled to escalate such issue in accordance with what it set forth in Section 12.

9.1.3 The first level of governance forum for handling the co-operation between the Parties in various matters, under this Tooling and Equipment Agreement (“Agreement” ) shall be the Geely/Polestar “Steering Committee”. The Steering Committee shall be the first level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

9.1.4 The higher level of governance forum, to which an issue shall be escalated if the Steering Committee fails to agree upon a solution shall be the “Strategic Board”, which is the so called Executive Meeting between the CEO of Ningbo Hangzhou Bay Geely Automotive Parts Co., Ltd. and the CEO of the Polestar group (currently the CEO of Polestar Automotive Holding Limited). The Strategic Board shall be the highest level of governance forum established by the Parties for handling the cooperation between them in respect of various matters.

9.1.5 In the event that the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and the procedure set forth in Section12 shall apply.

Agreement No.: GEE21-013

9.2 Changes

During the term of this Agreement, the Parties can request changes to the Agreement, which shall be handled in accordance with the governance procedure above. Both Parties agree to act in good faith to address and respond to any change request within a reasonable period of time.

10. CONFIDENTIALITY

10.1 The Parties shall take any and all necessary measures to comply with the security and confidentiality procedures of the other Party.

10.2 All Confidential Information shall only be used for the purposes set forth in this Agreement. Each Party will keep in confidence any Confidential Information obtained in relation to this Agreement and will not divulge the same to any Third Party, unless the exceptions specifically set forth below in this Section 10.2 below apply, in order to obtain patent protection or when approved by the other Party in writing, and with the exception of their own officers, employees, consultants or sub-contractors with a need to know as to enable such personnel to perform their duties hereunder. This provision will not apply to Confidential Information which the Receiving Party can demonstrate:(a) was in the public domain other than by breach of this undertaking, or by another confidentiality undertaking;

(b) was already in the possession of the Receiving Party before its receipt from the Disclosing Party;

(c) is obtained from a Third Party who is free to divulge the same;(d) is required to be disclosed by mandatory law, court order, lawful government action or applicable stock exchange regulations;

(e) is reasonably necessary for either Party to utilize its rights and use of its Intellectual Property Rights; or

(f) is developed or created by one Party independently of the other, without any part thereof having been developed or created with assistance or information received from the other Party.

10.3 The Receiving Party shall protect the disclosed Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the dissemination to third parties or publication of the Confidential Information, as the Receiving Party uses to protect its own Confidential Information of similar nature. Further, each Party shall ensure that its employees and consultants are bound by a similar duty of confidentiality and that any subcontractors taking part in the fulfilment of that Party’s obligations hereunder, enters into a confidentiality undertaking containing in essence similar provisions as those set forth in this Section 10.

Agreement No.: GEE21-013

10.4 Any tangible materials that disclose or embody Confidential Information should be marked by the Disclosing Party as “Confidential,” “Proprietary” or the substantial equivalent thereof. Confidential Information that is disclosed orally or visually shall be identified by the Disclosing Party as confidential at the time of disclosure, with subsequent confirmation in writing within thirty (30) days after disclosure. However, the lack of marking or subsequent confirmation that the disclosed information shall be regarded as “Confidential” does not disqualify the disclosed information from being classified as Confidential Information.

10.5 If any Party violates any of its obligations described in this Section10, the violating Party shall, upon notification from the other Party, (i) immediately cease to proceed such harmful violation and take all actions needed to rectify said behaviour and (ii) financially compensate for the harm suffered as determined by an arbitral tribunal pursuant to Section 12.2 below. All legal remedies (compensatory but not punitive in nature) according to law shall apply.

10.6 This Section10 shall survive the expiration or termination of this Agreement without limitation in time.

11. GOVERNING LAW

This Agreement and all non-contractual obligations in connection with this Agreement shall be governed by the substantive laws of the People’s Republic of China, without giving regard to its conflict of laws principles.

12. DISPUTE RESOLUTION

12.1 Escalation

12.1.1 In case the Parties cannot agree on a joint solution for handling disagreements or disputes, a deadlock situation shall be deemed to have occurred and each Party shall notify the other Party hereof by the means of a deadlock notice and simultaneously send a copy of the notice to the Steering Committee. Upon the receipt of such a deadlock notice, the receiving Party shall within ten days of receipt, prepare and circulate to the other Party a statement setting out its position on the matter in dispute and reasons for adopting such position, and simultaneously send a copy of its statement to the Steering Committee. Each such statement shall be considered by the next regular meeting held by the Steering Committee or in a forum meeting specifically called upon by either Party for the settlement of the issue.

Agreement No.: GEE21-013

12.1.2 The members of the Steering Committee shall use reasonable endeavors to resolve a deadlock situation in good faith. As part thereof, the Steering Committee may request the Parties to in good faith develop and agree on a plan to resolve or address the breach, to be presented for the Steering Committee without undue delay. If the Steering Committee agrees upon a resolution or disposition of the matter, the Parties shall agree in writing on terms of such resolution or disposition and the Parties shall procure that such resolution or disposition is fully and promptly carried into effect.

12.1.3 If the Steering Committee cannot settle the deadlock within 30 days from the deadlock notice pursuant to the section above, despite using reasonable endeavors to do so, such deadlock will be referred to the Strategic Board. If no Steering Committee has been established between the Parties, the relevant issue shall be referred to the Strategic Board. Should the matter not have been resolved by the Strategic Board within 30 days counting from when the matter was referred to them, despite using reasonable endeavors to do so, the matter shall be resolved in accordance with Section 12.2 below.

12.1.4 All notices and communications exchanged in the course of a deadlock resolution proceeding shall be considered Confidential Information of each Party and be subject to the confidentiality undertaking in Section 10 above.

12.1.5 Notwithstanding the above, the Parties agree that either Party may disregard the time frames set forth in this Section 12.1 and apply shorter time frames and/or escalate an issue directly to the Strategic Board in the event the escalated issue is of an urgent character and where the applicable time frames set out above are not appropriate.

12.2 Arbitration

12.2.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof shall be submitted to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration, which shall be held in Shanghai and conducted in accordance with the CIETAC’s arbitration rules in effect at the time of applying for arbitration, whereas the language to be used in the arbitral proceedings shall be English and Chinese.

12.2.2 Irrespective of any discussions or disputes between the Parties, each Party shall always continue to fulfil its undertakings under the Agreement unless an arbitral tribunal or court (as the case may be) decides otherwise.

12.2.3 In any arbitration proceeding, any legal proceeding to enforce any arbitration award, or any other legal proceedings between the Parties relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state. Such waiver includes a waiver of any defense of sovereign immunity in respect of enforcement of arbitral awards and/or sovereign immunity from execution over any of its assets.

Agreement No.: GEE21-013

12.2.4 All arbitral proceedings as well as any and all information, documentation and materials in any form disclosed in the proceedings shall be strictly confidential.

13. MISCELLANEOUS

13.1 Force majeure

13.1.1 Neither Party shall be liable for any failure or delay in performing its obligations under the Agreement to the extent that such failure or delay is caused by a Force Majeure Event. A “Force Majeure Event” means any event beyond a Party’s reasonable control, which by its nature could not have been foreseen, or, if it could have been foreseen, was unavoidable, including strikes, lock-outs or other industrial disputes (whether involving its own workforce or a Third Party’s), failure of energy sources or transport network, restrictions concerning motive force, acts of God, war, terrorism, insurgencies and riots, civil commotion, mobilization or extensive call ups, interference by civil or military authorities, national or international calamity, currency restrictions, requisitions, confiscation, armed conflict, malicious damage, breakdown of plant or machinery, nuclear, chemical or biological contamination, sonic boom, explosions, collapse of building structures, fires, floods, storms, stroke of lightning, earthquakes, loss at sea, epidemics or similar events, natural disasters or extreme adverse weather conditions, or default or delays of suppliers or subcontractors if such default or delay has been caused by one of the foregoing events.

13.1.2 A non-performing Party, which claims there is a Force Majeure Event, and cannot perform its obligations under the Agreement as a consequence thereof, shall use all commercially reasonable efforts to continue to perform or to mitigate the impact of its non-performance notwithstanding the Force Majeure Event and shall continue the performance of its obligations as soon as the Force Majeure Event ceases to exist.

13.2 Notices

13.2.1 All notices, demands, requests and other communications to any Party as set forth in, or in any way relating to the subject matter of, this Agreement must be in legible writing in the English language delivered by personal delivery, facsimile, email transmission or prepaid overnight courier using an internationally recognized courier service and shall be effective upon receipt, which shall be deemed to have occurred:

(a) in case of personal delivery, at the time and on the date of personal delivery;

(b) if sent by email transmission, at the time and on the date indicated on a response confirming successful email;

(c) if delivered by courier, at the time and on the date of delivery as confirmed in the records of such courier service; or

Agreement No.: GEE21-013

(d) at such time and date as delivery by personal delivery or courier is refused by the addressee upon presentation;

in each case provided that if such receipt occurred on a non-business day, then notice shall be deemed to have been received on the next following business day; and provided further that where any notice, demand, request or other communication is provided by any party by email, such party shall also provide a copy of such notice, demand, request or other communication by using one of the other methods.

13.2.2 All such notices, demands, requests and other communications shall be sent to following addresses:

To Geely:

Ningbo Hangzhou Bay Geely Automotive Parts Company Limited

No.688, Binhai 6th Road, Hangzhou Bay New Zone, Ningbo

Attention: [***]

Email: [***]

With a copy not constituting notice to:

Zhejiang Geely Holding Group Company Limited

1760 Jiangling Road

Binjiang District, Hangzhou

Attention: [***]

[***]

To Polestar:

Polestar Automotive China Distribution Co., Ltd

Email: legal@polestar.com

With a copy not constituting notice to:

Polestar Performance AB

Attention: [***]

Email: [***]

Agreement No.: GEE21-013

13.3 Assignment

Neither Party may, wholly or partly, assign, pledge or otherwise dispose of its rights and/or obligations under this Agreement without the other Party’s prior written consent.

13.4 Waiver

Neither Party shall be deprived of any right under this Agreement because of its failure to exercise any right under this Agreement or failure to notify the infringing party of a breach in connection with the Agreement. Notwithstanding the foregoing, rules on complaints and limitation periods shall apply.

13.5 Severability

In the event that any provision of this Agreement conflicts with applicable law or if any such provision is held invalid by an arbitrator or a competent court, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remainder of the Agreement shall at all times remain in full force and effect.

13.6 Entire Agreement

All arrangements, commitments and undertakings in connection with the subject matter of this Agreement (whether written or oral) made before the date of this Agreement are superseded by this Agreement.

13.7 Amendments

Any amendment or addition to this Agreement must be made in writing and signed by the Parties to be valid.

13.8 Survival

If this Agreement is terminated Section 10 (Confidentiality), Section 11 (Governing Law), Section 12 (Dispute resolution) as well as this Section 13.8, shall survive any termination or expiration and remain in force as between the Parties after such termination or expiration.

14. APPENDIX

Appendix 1: List of inhouse unique tooling and equipment

Appendix 2: Description of industrialization activities

(The following is the signing page of the unique tooling and equipment agreement)

Agreement No.: GEE21-013

This Tooling and Equipment Agreement has been signed in [6] originals, of which Geely received five (5) originals and Polestar received one (1) original

POLESTAR AUTOMOTIVE CHINA DISTRIBUTION CO., LTD.		NINGBO HANGZHOU BAY GEELY AUTOMOTIVE PARTS CO., LTD.

By:	/s/ Lars Danielson	By:	/s/ Chunlin Zhao
Printed name: Lars Danielson		Printed name: Chunlin Zhao
Title:		Title:

Date: Dec 10 2021		Date: Jan 17. 2022

By:		By:
Printed name:		Printed name:
Title:		Title:

Date:		Date:

Agreement No.: GEE21-013

Appendix 1 - List of Inhouse Unique Tooling and Equipment

[***]

Agreement No.: GEE21-013

Appendix 2 - Unique Tooling - Description of Industrialization Activities

[***]